Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157017, 333-143369, 333-118584, 333-104386 and 333-89867 on Form S-8 and 033-64047 on Form S-3 pertaining to Supreme Industries, Inc. and its subsidiaries of our report dated March 28, 2012, on the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries, which report is included in Form 10-K for Supreme Industries, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

South Bend, Indiana
March 28, 2012